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Lawrence E. White

Senior Vice President,

Finance and Chief Financial Officer

615-444-5533

CBRL GROUP, INC. ELECTS JAMES D. CARREKER TO BOARD OF DIRECTORS

LEBANON, Tenn.  (October 7, 2002) – CBRL Group, Inc. (Nasdaq:  CBRL) today announced the election of Mr. James D. Carreker to its board of directors effective immediately.  Mr. Carreker also will join a slate of nine existing directors nominated for election to the Company’s board at the annual shareholder meeting on November 26, 2002.  Two other existing members of the Company’s board, Mr. Edgar W. Evins and Mr. Charles T. Lowe, Jr., have announced that they will not stand for reelection to the board, having reached the Company’s mandatory retirement age for directors of 70 years of age.

Mr. Carreker is the founder and owner of JDC Holdings, Inc., an investment and business advisory firm located in Dallas, Texas.  His prior experience includes serving as Chairman and Chief Executive Officer of Wyndham International, Inc., a hotel and resort operator and developer, and as President and Chief Executive Officer of Trammell Crow Company, a real estate development and services company.  Earlier, he held various positions with Federated Department Stores, Inc., including President of Burdines, Inc. and as Senior Vice President of Finance and Operations of Sanger-Harris, Inc.  Mr. Carreker is a director of Pier 1 Imports, Inc., a home furnishings retailer; Carreker Corporation, a bank consulting and e-finance solutions firm; Outrigger Hotels and Resorts, a real estate and hotel operating company; Crow Family Holdings, a private family board; and Brown Jordan International, a manufacturer of high quality outdoor furniture.  He holds BS and MBA degrees from Oklahoma State University.

Dan W. Evins, Chairman of the Board of CBRL Group, Inc., commented, “We are both fortunate and pleased to welcome an individual of Jim Carreker’s experience and ability to our board of directors.  His impressive background in retail, real estate, finance and management will bring helpful new perspectives to our board.  At the same time, I want to thank Eddie Evins and Tommy Lowe for more than 30 years of dedicated and helpful service that each has contributed to the growth of this company from its earliest days.  We will miss their participation, and we wish them the very best.”

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 458 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 88 company-operated and 12 franchised Logan’s Roadhouse restaurants in 17 states.

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